Exhibit 16.1

August 3, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by American Education Center Inc. under Item 4.01 of its Form 8-K dated August 3, 2017. We agree with the statements concerning our Firm in paragraph 1, 2, 3, 4 and 5 of such Form 8-K; we are not in a position to agree or disagree with other statements of American Education Center Inc. contained therein.

Very truly yours,

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

GUANGZHOU OFFICE • Ste.1712 • CTF Finance Center • 6 Pearl River East Rd. • Pearl River New Town • Tianhe Dist., Guangzhou • 510623

Phone 8620.3877.0819 • Fax 8620.8072.0039 • www.marcumbp.com